                                                                     EXHIBIT 1.1



                        CHINA MOBILE (HONG KONG) LIMITED

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

                                 [COMPANY LOGO]

                        CHINA MOBILE (HONG KONG) LIMITED

           (Incorporated in Hong Kong with limited liability under the
                              Companies Ordinance)
                                  ANNOUNCEMENT



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In accordance with the Company's policy and in order to further enhance the transparency of the Group and timely provide additional information with which shareholders, investors and the general public may better appraise the business and financial position of the Group, the Board announces certain selected unaudited key operational statistics of the Group for the first reporting quarter (79 days) of 2002. For information purpose, the comparative statistics for the third reporting quarter (82 days) and the fourth quarter (102 days) of 2001 are also disclosed in this announcement.

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In accordance with the Company's policy and in order to further enhance the transparency of the Group and timely provide additional information with which shareholders, investors and the general public may better appraise the business and financial position of the Group, the board of directors (the "BOARD") of China Mobile (Hong Kong) Limited (the "COMPANY", together with its subsidiaries, the "GROUP") announces certain unaudited key operational statistics of the Group for the first reporting quarter (79 days) of 2002. For information purpose, the comparative statistics for the third reporting quarter (82 days) and fourth reporting quarter (102 days) of 2001 are also disclosed in this announcement.

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                        CHINA MOBILE (HONG KONG) LIMITED

SELECTED UNAUDITED KEY OPERATIONAL STATISTICS

                                                   AS AT 20 MARCH       AS AT 31 DECEMBER
                                                     2002/FOR THE     2001/FOR THE PERIOD        AS AT 20 SEPTEMBER
                                                      PERIOD FROM                    FROM       2001/FOR THE PERIOD
                                                   1 JANUARY 2002       21 SEPTEMBER 2001       FROM 1 JULY 2001 TO
                                                      TO 20 MARCH     TO 31 DECEMBER 2001         20 SEPTEMBER 2001
                                                   2002 (79 DAYS)              (102 DAYS)                 (82 DAYS)
                                                -----------------     -------------------       -------------------
Number of Subscribers                               74.59 million           69.64 million             63.77 million

Total Revenue for the relevant                      23.35 billion           28.30 billion             23.17 billion
reporting period (RMB)                             (equivalent to          (equivalent to            (equivalent to
                                                    approximately           approximately             approximately
                                                HK$22.03 billion)       HK$26.70 billion)         HK$21.86 billion)

Average Revenue per User per                                  125                     127                       140
Month (ARPU) during the                            (equivalent to          (equivalent to            (equivalent to
relevant reporting period                           approximately           approximately             approximately
(RMB/User/Month)                                          HK$118)                 HK$120)                   HK$132)

Total Usage for the relevant
reporting period (Minutes)                          39.31 billion           47.55 billion             36.58 billion

Average Usage per User per
Month (MOU) during the
relevant reporting period
(Minutes/User/Month)                                          210                     213                       222

Average Revenue per Minute
during the relevant reporting
period (RMB)                                                0.594                   0.595                     0.633

Number of Users of Mobile Data
Services                                            25.25 million           21.32 million             19.17 million

Short Message Services Usage
Volume for the relevant reporting
period (Messages)                                    4.21 billion            3.32 billion              1.46 billion

Network Capacity (Users)                            87.96 million           83.62 million             80.34 million

Network Utilisation Rate                                    84.8%                   83.3%                     79.4%

Number of Employees                                        39,061                  38,748                    38,543

Labour Productivity
(Subscribers/Employee)                                      1,910                   1,797                     1,655

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                        CHINA MOBILE (HONG KONG) LIMITED

The business of the Group continued to develop satisfactorily in the first reporting quarter of 2002, with a sustained rapid growth in the number of subscribers. As at 20 March 2002, the Group had 74.59 million subscribers, representing a net increase of 4.95 million subscribers in less than 3 months from the subscriber base as at 31 December 2001. As the penetration rate of mobile telecommunications services in China rises, the number of low usage subscribers also continues to increase. Although the Group's MOU and ARPU for the first reporting quarter of this year continues to decline (as shown in the above table), the rate of such decline has been noticeably alleviated. ARPU for the first reporting quarter of 2002 was RMB125, representing a decrease of only RMB2 from that for the fourth reporting quarter of 2001 of RMB127. Average revenue per minute was RMB0.594, which is about the same as that for the fourth reporting quarter of 2001, whereas the average daily usage volume and average daily revenue continued to grow favorably.

As at 20 March 2002, the Group had 25.25 million users of mobile data services, representing 34 per cent. of the Group's total number of subscribers and a net increase of 3.93 million subscribers from that as at 31 December 2001. The average short message services usage volume per day for the first reporting quarter of 2002 increased by 64 per cent. from that in the fourth reporting quarter of 2001.

The Board wishes to remind investors that the above operational statistics are based on the Group's management accounts and have not been audited. Investors are cautioned not to unduly rely on such statistics.

IN THE MEANTIME, INVESTORS ARE ADVISED TO EXERCISE CAUTION IN DEALING IN THE SECURITIES OF THE COMPANY.

For your convenience, this announcement contains translation between Renminbi amounts and Hong Kong dollars at RMB1.06 = HK$1.00. The translations are not representations that the Renminbi and Hong Kong dollar amounts could actually be converted at this rate, or at all.

                                                   By order of the Board
                                             CHINA MOBILE (HONG KONG) LIMITED
                                                       WANG XIAOCHU
                                           Chairman and Chief Executive Officer



Hong Kong, 20 April 2002

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